                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                         International Game Technology
--------------------------------------------------------------------------------
                               (Name of Issuer)


                  Common Stock, par value $.000625 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  459902-10-2
--------------------------------------------------------------------------------
                                (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------                               --------------------------
CUSIP No. - 459902-10-2                                    Page 2 of 8 Pages
-----------------------                               --------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        ESL Partners, L.P., a Delaware limited partnership
        22-2875193
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                3,573,356
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                3,573,356
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,491,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        5.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        PN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------                               --------------------------
CUSIP No. - 459902-10-2                                    Page 3 of 8 Pages
-----------------------                               --------------------------



------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


        ESL Limited, a Bermuda corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                843,044
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                843,044
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,491,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        5.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        CO
------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------                               --------------------------
CUSIP No. - 459902-10-2                                    Page 4 of 8 Pages
-----------------------                               --------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                75,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                75,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,491,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        5.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        PN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------                               --------------------------
CUSIP No. - 459902-10-2                                    Page 5 of 8 Pages
-----------------------                               --------------------------


Item 1(a) Name of Issuer:
--------- --------------

          International Game Technology

Item 1(b) Address of Issuer's Principal Executive Offices:
--------- -----------------------------------------------

          9295 Prototype Drive
          Reno, Nevada 89511

Item 2(a) Names of Persons Filing:
--------- -----------------------

          ESL Partners, L.P.
          ESL Limited
          ESL Institutional Partners, L.P.

Item 2(b) Addresses of Principal Business Offices:
--------- ---------------------------------------

          ESL Partners, L.P. and ESL Institutional Partners, L.P.:
          One Lafayette Place
          Greenwich, CT 06830

          ESL Limited
          Hemisphere House
          9 Church Street
          Hamilton, Bermuda

Item 2(c) Citizenship:
--------- -----------

          ESL Partners, L.P. -- Delaware
          ESL Limited -- Bermuda
          ESL Institutional Partners, L.P. -- Delaware

Item 2(d) Title of Class of Securities:
--------- ----------------------------

          Common Stock, par value $.000625 per share

Item 2(e) CUSIP Number:
--------- ------------

          459902-10-2

                                                 -------------------------------
                                                        Page 6 of 8 Pages
                                                 -------------------------------

Item 3  Status of Persons Filing:
------  ------------------------

        (a)  [  ]  Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o);
        (b)  [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c);
        (c)  [  ]  Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c);
        (d)  [  ]  Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8);
        (e)  [  ]  An investment adviser in accordance with (S)240.13d-
                   1(b)(1)(ii)(E);
        (f)  [  ]  An employee benefit plan or endowment fund in accordance with
                   (S)240.13d-1(b)(1)(ii)(F);
        (g)  [  ]  A parent holding company or control person in accordance with
                   (S)240.13d-1(b)(1)(ii)(G);
        (h)  [  ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)  [  ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4  Ownership:
------  ---------

        (a) Amount Beneficially Owned: 4,491,400 shares of Common Stock, par value $.000625 per share.

            This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. In the aforementioned capacities, ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of International Game Technology common stock, par value $.000625 per share, beneficially owned by the other members of the group.

            As of December 31, 1999, (i) ESL was the record owner of 3,573,356 shares of common stock of International Game Technology; (ii) Limited was the record owner of 843,044 shares of common stock of International Game Technology; and (iii) Institutional was the record owner of 75,000 shares of common stock of International Game Technology.

        (b) Percent of Class: 5.23%.

                                                 -------------------------------
                                                         Page 7 of 8 Pages
                                                 -------------------------------

     (c) Number of shares as to which each person has:

         (i)    sole power to vote or to direct the vote:

                    See Item 5 of each cover page.

         (ii)   shared power to vote or to direct the vote: 0.

         (iii)  sole power to dispose or to direct the disposition of:

                    See Item 7 of each cover page.

         (iv)   shared power to dispose or to direct the disposition of:  0.


Item 5  Ownership of 5% or Less of a Class:
------  ----------------------------------

        Not applicable.

Item 6  Ownership of More than 5% on Behalf of Another Person:
------  -----------------------------------------------------

        Not applicable.

Item 7  Identification and Classification of the Subsidiary which Acquired
------  ------------------------------------------------------------------
        the Security Being Reported on By The Parent Holding Company:
        ------------------------------------------------------------

        Not applicable.

Item 8  Identification and Classification of Members of the Group:
------  ---------------------------------------------------------

        See Item 4(a).

Item 9  Notice of Dissolution of Group:
------  ------------------------------

        Not applicable.

Item 10 Certification:
------- -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                         Page 8 of 8 Pages
                                                  ------------------------------


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000


                                         ESL PARTNERS, L.P.

                                         By:  RBS Partners, L.P., its general
                                              partner
                                         By:  ESL Investments, Inc., its
                                              general partner

                                              By:  /s/ Edward S. Lampert
                                                 ------------------------------
                                                  Edward S. Lampert
                                                  Chairman

                                         ESL LIMITED

                                         By:  ESL Investment Management, LLC,
                                              its investment manager

                                              By:  /s/ Edward S. Lampert
                                                 ------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                         ESL INSTITUTIONAL PARTNERS, L.P.

                                         By:  RBS Investment Management, LLC,
                                              its general partner

                                              By:  /s/ Edward S. Lampert
                                                 ------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of December 23, 1999, entered into by
---------
          and among ESL Partners, L.P., ESL Limited, and ESL Institutional Partners, L.P. (incorporated by reference from the Schedule 13G of ESL Partners, L.P., ESL Limited and ESL Institutional Partners, L.P. filed as of December 23, 1999).